AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of this 17th day of December, 2008 and effective December 31, 2008 (the “Effective Date”), by and between National Bankshares, Inc., a Virginia corporation (the “Company”), and James G. Rakes (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain employment agreement dated as of January 1, 2002 (the “Original Agreement”); and

WHEREAS, the Company considers the availability of the Executive’s services to be important to the management and conduct of the Company’s business and desires to secure the continued availability of the Executive’s services; and

WHEREAS, the Executive is willing to continue to make his services available to the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, the Company and Executive now desire to amend and restate in its entirety the Original Agreement as set forth in this Agreement to reflect certain substantive changes in the terms and conditions relating to the Executive’s employment and to comply with applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.         Employment and Duties. The Executive shall continue his employment by the Company as its President and Chief Executive Officer. The Executive accepts such continued employment and agrees to perform the managerial duties and responsibilities traditionally associated with the positions of President and Chief Executive Officer. The Executive agrees to devote his time and attention on a full-time basis to the discharge of such duties and responsibilities of an executive nature as may be reasonably assigned him by the Board of Directors of the Company (the “Board”). The Executive shall also serve as chief executive officer of one or more of the Affiliated Companies as the Board and the Board of Directors of any such Affiliated Company may determine. The Executive may accept any elective or appointed positions or offices with any duly recognized associations or organizations whose activities or purposes are closely related to the financial services business which the Executive reasonably believes would generate good will for the Company and its Affiliated Companies. The term “Affiliated Companies” includes any company controlled by, controlling or under common control with the Company.

2.         Term. The term of this Agreement shall commence only at the Effective Date and shall continue for a two-year period, unless terminated or extended as hereinafter provided (collectively with any renewal or extended periods provided for herein, the “Term”). This Agreement shall be extended for successive one-year periods following the then-current Term unless either party notifies the other in writing at least one year prior to the end of the then-current Term that the Agreement shall not be extended beyond the current Term. Notwithstanding the foregoing, provisions of this Agreement which provide for rights and/or obligations which extend beyond the Term shall be and remain in full force and effect as shall be necessary to effectuate them fully.

3.	Compensation and Benefits.

(a)        Base Salary. Beginning on the Effective Date, the Company shall pay the Executive a base salary at the annual rate of not less than $445,183 (as adjusted from time to time as hereinafter provided, “Base Salary”). The Base Salary shall be paid to the Executive in accordance with established payroll practices of the Company but not less than monthly. The Company agrees to review the Executive’s Base Salary no later than March 30 of each Company Fiscal Year commencing during the Term of this Agreement (including 2009) and to consider in good faith implementing an increase in the Base Salary retroactively to the beginning of the Company Fiscal Year as it may deem appropriate (each period from January 1 to December 31 during the Term is a “Company Fiscal Year”); provided, however, the Base Salary shall not be reduced at any time.

(b)        Annual Bonus. During the Term of this Agreement, the Executive will be eligible to receive an annual bonus (“Annual Bonus”) based on the overall performance of the Company for the Company Fiscal Year in question. The Board or a committee of the Board with the authority to act (a “Board Committee”) shall meet no later than March 30 following each Company Fiscal Year, determine whether the Company’s overall performance during the Company Fiscal Year merits, in their reasonable good faith judgment, an Annual Bonus to the Executive and if so, the amount of such Annual Bonus. Any Annual Bonus so awarded shall be paid to the Executive prior to the end of March immediately following the Company Fiscal Year for which it is awarded (or, if earlier, no later than two and one-half (2-1/2) months after the end of the Company Fiscal Year in which the Annual Bonus becomes earned and vested fro purposes of Section 409A of the Code).

(c)        Stock-Based Awards. In November of each year during the Term, the Board or a Board Committee will determine whether, in their reasonable good faith judgment, to make a stock-based award (“Stock-Based Award”) to the Executive, and if so, the nature and extent of the Stock-Based Award. The Stock-Based Award, which may consist of stock options or restricted stock grants, or any combination thereof, will include such vesting and other terms and conditions as determined in the sole discretion of the Board or the Board Committee. Any Stock-Based Award so granted shall be made to the Executive by December 31 immediately following the November in which the Stock-Based Award determination is made.

(d)        (i)          Capital Accumulation Plan. During the Term of the Original Agreement and this Agreement, the Executive has participated and will continue to participate in the Company’s Capital Accumulation Plan (“CAP”, sometimes referred to the 2002 CAP to distinguish it from the 1992 CAP described below). Prior to the Term in the Original Agreement, the Executive participated in a similar capital appreciation program under that certain employment agreement dated May 7, 1992, as amended (the “1992 CAP”). Effective December 31, 2008, the 1992 CAP benefit shall be transferred to, and payable solely under, the CAP provided in this Agreement.

(ii)        The Company shall make annual contributions to the CAP when and as required hereunder. No contributions shall be made for any Company Fiscal Year subsequent to the Company Fiscal Year in which the Executive’s employment hereunder terminates, except that in the event the Executive’s employment hereunder is terminated by the Executive for Good Reason (as hereinafter defined) or by the Company Without Cause (as hereinafter defined), the Company shall make a final contribution to CAP based on the amount of the contribution that would have been earned by the Executive had the Executive completed the full Company Fiscal Year in question multiplied by a fraction, the numerator of which is the number of days in such Company Fiscal Year prior to (but including the day of) the termination of the Executive and the denominator of which is three hundred sixty-five (365). The CAP is intended to award the Executive based on the Company’s annual performance relative to a selected group of peer banking companies with respect to two key measurements.

(A)	For purposes of the CAP, the two target areas (“Target Areas”) are:

Return on Equity (“ROE”)

Return on Assets (“ROA”)

(B)	For purposes of the CAP, for years commencing on or after the Effective Date of this Agreement, the group of peer banking companies (“Peer Group”) shall include:

Union Bankshares Corp. (symbol: UBSH)

American National Bankshares (symbol: AMNB)

Old Point Financial Corp. (symbol: OPDF)

First Community Bankshares (symbol: FCBC)

First Century Bankshares (symbol: FCBS)

StellarOne Corporation (symbol: STEL)

In the event that the number of the banking companies in the Peer Group publicly reporting their results in the Target Areas falls below five (5), the parties shall make a good faith effort to mutually agree on such number of additional banking companies which they deem comparable as shall be necessary to increase the Peer Group to at least five (5) members. In the event the parties are unable to agree, the Company’s outside public accounting firm shall name at least two (2) potential banking companies to be added to the Peer Group for each member of the Peer Group necessary to bring the number of Peer Group banking companies up to five (5). From such list, first the Company and then the Executive shall alternatively select new Peer Group banking companies until the number reaches at least five (5). The selection process for each succeeding occasion when membership in the Peer Group is drawn from a list provided by the Company’s outside public accounting firm shall be begun by the party which was not the last to make the selection for the immediately preceding occasion. When Peer Group banking companies are changed in accordance herewith they shall be added by an amendment hereto.

(C)       The term “Maximum Company Allocation” means the total amount allocated by the Company to the CAP for a Company Fiscal Year, which shall not be less than $60,000. The Company shall determine the annual Maximum Company Allocation to the CAP no later than March 30 of each Company Fiscal Year.

(D)       The term “Maximum Target Allocation” means one-half (or as near to one-half as possible) of the Maximum Company Allocation, which shall be allocated to each of the Target Areas. For example, if the annual Maximum Company Allocation is $60,000, the Maximum Target Allocation is $30,000, allocated to each of the ROE and ROA Target Areas.

(iii)       After the conclusion of the Company Fiscal Year and as soon as the performance with respect to ROE and ROA of the Peer Group is publicly available and an average for the Peer Group in each of the ROE and ROA Target Areas can be computed, the Company shall make a contribution to the CAP based on the Company’s performance in each of the Target Areas in relation to the average of the Peer Group for such Target Areas, as follows:

(A)       The Maximum Target Allocation for each Target Area shall be divided into four levels. Level 4 shall be the Maximum Target Allocation; Level 3 shall be 75% of the Maximum Target Allocation; Level 2 shall be 50% of the Maximum Target Allocation, and Level 1 shall be 25% of the Maximum Target Allocation. For example, if the Maximum Target Allocation is $30,000, Level 4 is $30,000; Level 3 is $22,500; Level 2 is $15,000, and Level 1 is $7,500.

(B)       The Company will make: (1) a Level 4 contribution for a Target Area if the Company performed at least 150% of the Peer Group average for that Target Area; (2) a Level 3 contribution for a Target Area if the Company achieves at least 125% up to (but not including) 150% of the Peer Group average for that Target Area; (3) a Level 2 contribution for the Target Area if the Company achieves at least 100% up to (but not including) 125% of the Peer Group average for that Target Area; (4) a Level 1 contribution if the Company achieves at least 85% up to (but not including) 100% of the Peer Group average for that Target Area. No contribution for a Target Area is made if the Company does not achieve 85% or more of the Peer Group average for that Target Area.

(iv)       All contributions shall be made by the later of (A) 15 days after the date when the Company has determined its ROE and ROA for the Company Fiscal Year and the ROE and ROA for the Peer Group are publicly available or (B) June 1 of the year next following the relevant Company Fiscal Year in which case, Peer Group averages shall be computed based on the relevant Peer Group information that is then publicly available. Such contribution date made in the year following the year in which the Executive’s employment with the Company ceases is the CAP Termination Date.

(v)        This is an example of the way the CAP is intended by this Agreement to work: by January 1 of Company Fiscal Year 2008, the Board determines its Maximum Company Allocation for FY2008. For example, the Board sets the Maximum Company Allocation at the minimum $60,000. The Maximum Company Allocation is allocated to the two Maximum Target Allocations in amounts as nearly equal as possible. For example, $30,000 is allocated as the ROE Maximum Target Allocation and $30,000 as Maximum ROA Target Allocation. Based on these allocations, four levels of relative performance for each Target Area are set as follows:

	Level 1		Level 2		Level 3		Level 4
Target Area	85%	to	100%	to	125%	to	% and above
ROE	$7,500		$15,000		$22,500		$30,000
ROA	$7,500		$15,000		$22,500		$30,000

After the conclusion of Company Fiscal Year 2008 and promptly after numbers become available for the Peer Group (but in any event by June 1, 2009) an amount will be contributed from each Maximum Target Allocation based on the comparative performance of the Company, as a percentage, to the average performance of the Peer Group with respect to each Target Area. Thus, if in FY2008, the Company made 160% of the average Peer Group ROE (resulting in a $30,000 contribution) and 84% of the average Peer Group ROA (resulting in no contribution), the CAP contribution for 2008 would be $30,000.

(vi)       The CAP benefits (contributions plus income or loss) which have been accrued will be payable to the Executive (or if deceased, his beneficiary) by the Company as provided below, regardless of the circumstances surrounding the Executive’s cessation of employment with the Company or other provision of this Agreement (other than one relating to compliance with Section 409A of the Code); provided, however, that nothing herein shall be deemed to relieve the Company or any successor in interest from its obligation to make CAP contributions as required hereunder before the CAP Termination Date as hereafter provided.

(vii)      The Company shall continue to make the CAP contributions under this Agreement as and when required thereby and hereby to the Trust Department of the National Bank of Blacksburg to be held in an account for the Company designated as the Company’s CAP account which shall be invested by such Trust Department in a prudent manner consistent with and comparable to investments for other Trust customers. The CAP shall be unfunded for tax purposes and for purposes of Title 1 of the Employment Retirement Income Security Act of 1974 (“ERISA”). Therefore, the parties agree that the obligation of the Company hereunder with respect to the CAP shall be an unsecured promise by the Company to pay the CAP fund balance held by the Trust Department, which balance represents contributions, together with the related earnings or loss, in accordance with the provisions of this Agreement. The CAP fund balance shall not be deemed to be held in trust and the Company shall remain the owner of the CAP fund balance, which will remain subject to the claims of the Company’s unsecured creditors in the event of bankruptcy or insolvency until it is actually paid to the Executive.

(viii)     The Executive’s rights to CAP payments are accrued and vested when their contribution is made or required to be made hereunder by the Company but such rights are not transferable and are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

(ix)       The Executive may name, change, or revoke the naming of a beneficiary to receive the amounts due under the CAP by filing a written beneficiary designation with an executive officer of the Company (other than the Executive). In all cases, the written beneficiary designation, if any, bearing the latest date shall be deemed to revoke all prior designations and shall govern. If no designation is made or the named beneficiary predeceases the Executive and no contingent or successor beneficiary is named, then the beneficiary shall be the Executive’s estate.

(x)        The CAP benefits (contributions plus income or loss) which have been accrued will be payable to the Executive (or if deceased, his beneficiary) by the Company as provided below, regardless of the circumstances surrounding the Executive’s cessation of employment with the Company or other provision of this Agreement (other than one relating to compliance with Section 409A of the Code); provided, however, that nothing herein shall be deemed to relieve the Company or any successor in interest from its obligation to make CAP contributions as required hereunder before the CAP Termination Date as hereafter provided. The CAP benefits (contributions plus income or loss) which have been accrued will be payable to the Executive (or if deceased, his beneficiary) by the Company as provided below The Executive and the Company intend for all CAP payments under this Agreement to comply with the requirements of Section 409A of the Code and the regulations and rulings thereunder, including any applicable transition rules (“Section 409A”), as to timing and form of payment and prohibitions on Executive and Company discretion. Accordingly, notwithstanding any other provision of this Agreement, the provisions of this Agreement relating to CAP payments shall at all times be operated in accordance with the requirements of Section 409A and, to the extent not inconsistent with Section 409A, in accordance with the following rules:

(A)	No CAP payment may be accelerated or delayed except in accordance with Section 409A.

(B)       In the absence of a permitted effective election as to time of payment, payment shall commence on the earlier to occur of the following, regardless of the circumstances surrounding the Executive’s cessation of employment with the Company or other provision of this Agreement (other than one relating to compliance with Section 409A): (A) the first day of the seventh calendar month following the calendar month in which occurs the Executive’s separation from service as determined for purposes of Section 409A of the Code and described below in Section 13 for reasons other than death or (B) the first day of the calendar month after the Executive’s death.

(C)       In the absence of a permitted effective election as to form of payment, payment shall be made in quarterly installments over ten (10) years. Once payment in installments begins, no change may be made thereto and any remaining installments due at the Executive’s death shall be made to the Executive’s beneficiary (or successor in interest) on the same terms as the payment form in effect at the Executive’s (or as applicable, beneficiary’s) death. The amount of each installment shall be determined by dividing the CAP account balance (or subaccount balance, as applicable) by the number of installment payments remaining to be made.

(D)       To the extent permitted by the Board (or its delegate), the time and/or form of payment for any Company Fiscal Year beginning On or after January 1, 2009 may be elected by the Executive in accordance with Section 409A by an irrevocable election in writing filed by the Executive with the Company no later than the last day of the calendar year before the calendar year in which the Company Fiscal Year commences.

(E)       To the extent permitted by the Board (or its delegate), the time and/or form of payment may be changed by the Executive to another time and/or form of payment permitted by Section 409A either:

(1)        by an irrevocable election in writing filed by the Executive with the Company no later than December 31, 2008, provided that any such election filed by the Executive in 2006, 2007 or 2008 shall not be effective if either (I) it relates to an amount that would otherwise (i.e., but for the election in question) be paid to the Executive in the calendar year in which the election is filed or (II) would cause an amount to be paid to the Executive in the calendar year in which the election is filed that would not otherwise be paid in that calendar year, or

(2)        by an irrevocable election in writing filed by the Executive with the Company after December 31, 2008, provided that any such election shall not take effect until at least twelve (12) months after it is filed and provided, further, that any such election shall not be effective unless (I) where the election relates to a payment made as of a specified time (for example, age 65), the election is filed at least twelve (12) months before the date the first scheduled payment to the Executive would otherwise be made and (II) unless the election only relates to payment on account of death or disability (as defined in Section 409A), the election defers the commencement of payment at least five (5) years after the date the payment would otherwise commence.

Subject to the making of a subsequent timely and effective election, elections become irrevocable on the last day for timely filing the same. Any time of payment under such an election must be based on either a specified time, separation from service, death or disability (all as defined for purposes of Section 409A). Any elected form of payment must be a lump sum, quarterly installments over five (5) years or quarterly installments over ten (10) years. To the extent permitted by the Board (or its delegate), separate elections may be made for different payment events (i.e., a specified time, separation from service, death or disability).

(F)        If the Executive becomes entitled to be paid any CAP amount from the CAP account in installments then the installments shall be considered, and are hereby designated as, one payment for purposes of Section 409A (and consequently the Executive’s entitlement to such payments shall be considered an entitlement to a single payment of the aggregate amount to be paid during the relevant continuation period); provided that if any part of the CAP account is subdivided into separate one or more separate year’s contributions in order to permit separate payment elections therefor for years after 2008, this provision shall apply separately to each such separate year’s subaccount, as well as to the combined subaccount for pre-2009 years.

(G)       The Company shall have authority to take action, or refrain from taking any action, with respect to the CAP payments under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, if the time of payment is determined by reference to the Executive’s termination of service the Company for any reason other than death and if the Executive is considered a “specified employee” under Section 409A with respect to and for purposes of payments under this Agreement, then the payments to Executive shall not commence any sooner than six (6) months after the Executive’s separation from service.

(H)	Payment acceleration shall not be permitted for hardship or unforeseen emergency.

(e)        Other Compensation Benefits. Unless substantially duplicative of rights provided the Executive under this Agreement, the Executive may participate in any other annual incentive plan, executive deferred compensation plan, savings or savings opportunities and tax-qualified retirement plan made generally available in the ordinary course of business to other senior executives of the Company and its Affiliated Companies. The Board shall make a good faith determination as to whether the additional plans are substantially duplicative. All benefits under the above plans and agreements shall be payable in accordance with the terms of such plans and agreements, as amended from time to time. The Executive shall also be entitled to standard Board and Board Committee fees for the Executive’s attendance at Board and Board Committee meetings as a member.

(f)        Welfare Benefits. The Executive shall be eligible to participate in any plans, programs or benefits made generally available in the ordinary course of business to other senior executives of the Company and its Affiliated Companies, including, without limitation, group medical, dental, death, disability and life insurance, and sick leave and any other welfare benefit plans as defined in Section 3(1) of ERISA in accordance with their terms (“Welfare Plans” and the benefits provided thereunder “Welfare Benefits”).

(g)        Executive Benefits. The Company will pay the Executive’s country club dues in a reasonable amount; the Company will provide the Executive with an appropriate automobile or automobile allowance in a reasonable amount; and the Executive shall also receive annual reimbursement for certain personal benefits approved by the Board in a reasonable amount and in furtherance of a proper corporate purpose. These personal benefits shall include, but not be limited to, the reasonable cost of an annual executive physical, financial planning and tax preparation, professional and community organizational memberships and activities, and seats at sporting events. In addition, the Company shall reimburse the Executive promptly, upon presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive, including, without limitation, those expenses incurred by the Executive and his spouse in attending trade and professional association conventions, meetings and other related functions (all of the foregoing in this Section, “Executive Benefits”).

(h)        Retirement Benefits. The Executive shall be entitled to participate in National Bankshares Retirement Income Plan (or any successor or substitute plan or plans of the Company (“Retirement Plan”) and receive all of the benefits thereof (“Retirement Benefits”) in accordance with the terms of such plans, as amended from time to time.

(i)	Vacation. The Executive shall be entitled to four weeks vacation annually without loss of pay.

4.         Termination of Employment. Executive’s employment hereunder may be terminated in the following ways: death of the Executive; Long Term Incapacity of the Executive; With Cause by the Company; Without Cause by the Company; by the Executive for Good Reason; by the Executive for Other than Good Reason; and Retirement.

(a)	Definitions.

(i)         Accrued Obligations. “Accrued Obligations” are the sum of: (A) the Executive’s Base Salary through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given; (B) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid including, but not limited to, any Annual Bonus and Stock-Based Awards; (C) in addition to the Annual Bonus most recently paid or payable, including by reason of deferral, the product of the total amount of such Annual Bonus and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is three hundred sixty-five (365); and (D) any other benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). Unless otherwise specified hereunder, Accrued Obligations shall be paid in a lump sum in cash (or in the case of a Stock-Based Award/Change in Control Stock-Based Award (as hereinafter defined) in the mode of the Award) within thirty (30) days of the Date of Termination; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(ii)        Executive Continuance Benefit. Executive Continuance Benefit is a continuation of all Welfare and Executive Benefits on a monthly basis which the Executive or his dependents were receiving immediately prior to the Date of Termination for a certain amount of time as described herein, provided that the continued receipt of the Executive or dependents is possible under the general terms and provisions of such plans and programs as then in effect. The Company will pay all or a portion of the cost of the Executive Continuance Benefit for the Executive and his dependents on the same basis as applicable immediately prior to the Date of Termination or, if more favorable, to the Executive or his dependants, on the same basis as paid with respect to peer executives of the Company and its Affiliated Companies under comparable plans and programs, from time to time after the Date of Termination. If participation in any one or more of the plans or programs included in the Executive Continuance Benefit is not possible under the terms thereof or any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company, at its sole discretion, may choose to either (A) provide substantially identical benefits directly or through an insurance arrangement or (B) pay the Executive on a monthly basis the estimated cost of maintaining such plans for the Executive for the remaining period of the Executive Continuance Benefit. A lump sum payment of such amount shall be made, if the Executive is not living, to the Executive’s estate or to one or more beneficiaries designated in writing by the Executive to the Company within thirty (30) days after Executive’s death. The Executive Continuance Benefit will cease if and when the Executive has obtained coverage under one or more benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit. The Executive or his dependents will become eligible for COBRA continuation coverage as of the date the Executive Continuance Benefit ceases for all health and dental benefits.

(iii)       Notice of Termination. “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(iv)       Date of Termination. “Date of Termination” means (A) if the Executive’s employment is terminated by the Company With Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (B) if the Executive’s employment is terminated by the Company Without Cause or by Executive for Other than Good Reason, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given), and (C) if the Executive’s employment is terminated for Long Term Incapacity, thirty (30) days after Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period.

(b)        Death. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. The Executive’s survivors, designees or estate shall receive any Accrued Obligations within thirty (30) days after his death (provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section

409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration) plus Base Salary and the Executive Continuance Benefit for three (3) months following his death.

(c)        (i)          Incapacity. Upon a Determination of Long Term Incapacity (as hereinafter defined) the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days’ written notice provided that, within thirty (30) days after receipt of such notice, the Executive shall not have returned to full-time performance of his assigned duties.

(ii)        Determination of Long Term Incapacity. “Determination Long Term Incapacity” shall mean a good faith determination by the Board that as a result of mental or physical illness or injury the Executive has failed to perform his assigned duties with the Company on a full-time basis for a period exceeding twelve (12) consecutive months after a Determination of Temporary Incapacity.

(iii)       Determination of Temporary Incapacity. “Determination of Temporary Incapacity” shall mean a determination by a physician selected by the Company that the Executive is unable to perform his assigned duties with the Company on a full-time basis as a result of mental or physical illness or injury.

(iv)       Interim Compensation. During the period between a Determination of Temporary Incapacity and a Determination of Long Term Incapacity the Executive shall receive full Base Salary for the first six (6) months of any such period and 60% of Base Salary for any subsequent period prior to a Determination of Long Term Incapacity. The Company will pay for the cost of all physicians’ fees and testing not reimbursed by insurance. The amounts payable to the Executive under this Section shall be reduced by any benefits paid to the Executive pursuant to any disability insurance for which the premiums were paid by the Company (“Company Disability Insurance”).

(v)        Company Obligations. If the Executive’s employment is terminated by reason of a Determination of Long Term Incapacity, the Executive will receive Base Salary for twenty-four (24) months payable in equal monthly installments following the Date of Termination (less any amounts paid to the Executive under Company Disability Insurance); the Executive Continuance Benefit on a monthly basis for twenty-four (24) months following the Date of Termination; and any Accrued Obligations in a lump sum which shall be paid within thirty (30) days after the Determination of Long Term Incapacity; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration. Notwithstanding the foregoing, if a Change of Control occurs within twenty-four (24) months after a Termination on account of Long Term Incapacity then the twenty-four (24) period for Base Salary and the Executive Continuance Benefit shall commence again and the Executive will receive all benefits as if the Executive had been subject to a Termination Without Cause on the date of the Change in Control pursuant to Section 4(e) without regard to Section 6.

(d)        (i)          Termination by Company With Cause. The Company may terminate the Executive’s employment during the term of this Agreement, With or Without Cause. For purposes of this Agreement, “Cause” or “With Cause” shall mean:

(A)        continual or deliberate neglect by the Executive in the performance of his material duties and responsibilities as established from time to time by the Board, or the Executive’s willful failure to follow reasonable instructions or policies of the Company after being advised in writing of such failure within thirty (30) days of such occurrence and being given no less than sixty (60) days after such notice to remedy such failure;

(B)         conviction of, or entering of a guilty plea or plea of no contest with respect to, a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or the commission of an act of embezzlement or fraud against the Company or any Affiliated Company;

(C)         any breach by the Executive of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Company, after being advised in writing of such breach or violation within thirty (30) days of such occurrence and being given no less than sixty (60) days after such notice to remedy such breach or violation;

(D)        material dishonesty of the Executive with respect to the Company or any Affiliated Company, or breach of a fiduciary duty owed to the Company or any Affiliated Company; or

(E)         the willful engaging by the Executive in conduct that is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company or any Affiliated Company, monetarily or otherwise, after being advised in writing of such conduct within thirty (30) days of such occurrence and being given no less than sixty (60) days after such notice to remedy such conduct.

(ii)        Company Obligations. If the Company terminates Executive’s employment With Cause, employment under this Agreement shall terminate without any further obligation of the Company to the Executive other than to pay to the Executive any Accrued Obligations in a lump sum within thirty (30) days; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(e)        Termination by Company Without Cause. The Company may terminate the Executive’s employment during the term of this Agreement Without Cause. For purposes hereof, Termination Without Cause shall be any termination of the Executive’s employment which does not occur by virtue of the death or Retirement of the Executive or pursuant to a Determination of Long Term Incapacity, by the Company With Cause, or by the Executive for Good Reason or for Other than Good Reason. If, during the Term of this Agreement, the Company terminates the Executive’s employment Without Cause, the Company will pay to the Executive in a lump sum within thirty (30) days after the Date of Termination an amount equal to any Accrued Obligations (provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration) and shall provide (i) the Executive Continuance Benefits on a monthly basis for twenty-four (24) months and (ii) an annual Base Salary over a period of twenty-four (24) months payable in equal monthly installments from the Date of Termination at the highest annual Base Salary in effect at any time during the Term.

(f)        (i)          Termination by Executive for Good Reason. The Executive may terminate his employment for Good Reason or for Other than Good Reason. For purposes of this Agreement, “Good Reason” shall mean the following:

(A)        the material assignment to the Executive of duties inconsistent with the Executive’s position, title, authority, duties or responsibilities as contemplated by Section 1 hereof or, in the event of a Change in Control (as hereinafter defined), in Section 7(a), excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive and excluding any change or elimination of service in any position or office with an Affiliated Company;

(B)         any action taken by the Company which results in a material reduction in the status of the Executive, including a diminution in his position, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive and excluding any change or elimination of service in any position or office with an Affiliated Company;

(C)         the relocation of the Executive to any other primary place of employment which might require him to move his residence or, in any event, any reassignment to a place of employment located more than fifty (50) miles from the Executive’s initially assigned place of employment, without the Executive’s express written consent to such relocation; provided, however that the provisions of Section 7(a) shall supersede all of the foregoing on and after a Change in Control;

(D)        any failure by the Company, or any successor entity following a Change in Control, to comply with the Change in Control provisions hereof or to honor any other term or provision of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(E)         anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the thirty (30) day period immediately following the first anniversary of a Change in Control of the Company shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

Any good faith (meaning honesty-in-fact) determination of Good Reason, based on one or more of the foregoing, made by the Executive shall be conclusive. Any termination by the Executive which is not for Good Reason or Retirement shall be deemed a termination for Other than Good Reason.

(ii)        Company’s Obligations. If the Executive terminates his employment for Good Reason, the Company’s obligations to the Executive will be the same as provided in Section 4(e) for a Termination Without Cause.

(g)        Termination by Executive for Other than Good Reason. If the Executive terminates employment for Other than Good Reason, the Company’s obligations to the Executive shall be the same as provided in Section 4(d) for a Termination With

Cause.

(h)        Retirement. If the Executive’s employment is terminated by reason of his retirement (“Retirement”) at or after the end of the calendar year in which the Executive attains age 70 under the terms of the Retirement Plan, employment under this Agreement shall terminate without further obligation to the Executive or his legal representative except that the Executive shall be entitled to receive any Accrued Obligations within thirty (30) days after his retirement (provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration) and all benefits payable under the Retirement Plan and any other qualified or non-qualified deferred compensation plan based on the terms and conditions of those plans.

(i)        Notice of Termination. Any termination during the Term of this Agreement by the Company or by the Executive for Good Reason or Other than Good Reason shall be communicated and effectuated by written Notice of Termination to the other party hereto.

(j)        No Mitigation Required. The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided with respect to the Executive Continuance Benefit, the amount of any payment provided for in this Section shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

5.	Confidentiality and Noncompete.

(a)        Confidentiality. The Executive recognizes that as an employee of the Company he will have access to and may participate in the origination of non-public, proprietary and confidential information and that he owes a fiduciary duty to the Company. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, strategic plans, methods of marketing and operation, and other data or information of or concerning the Company or its customers that is not generally known to the public or in the banking industry. The Executive agrees that he will never make a disclosure of confidential information to a third party or use confidential information other than for the exclusive benefit of the Company and its Affiliated Companies.

(b)        Non-Competition. In addition, in exchange for the payments on termination as provided herein, other provisions of this Agreement and other valuable consideration hereby acknowledged, the Executive agrees that, except as otherwise provided herein, he will not engage in Competition for a period of twenty-four (24) months after the Executive’s employment with the Company ceases for any reason, including the expiration or nonrenewal of this Agreement, other than termination by the Executive for Good Reason or by the Company Without Cause, in which event this Section 5(b) shall not apply. For purposes hereof:

(i)         “Competition” means the Executive’s engaging without the written consent of the Board or a person authorized thereby, in any activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent, a consultant, or in any other individual or representative capacity within fifty (50) miles of the Company’s headquarters or any branch office of the Company or any of its subsidiaries (unless the Executive’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to or involved materially in such competitive activity) if it involves:

(A)       engaging in or entering into the business of any banking, lending, investment or insurance or any other business activity in which the Company or any of its Affiliated Companies is actively engaged at the time the Executive’s employment ceases, or

(B)       soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or any of its Affiliated Companies for the purpose of competing with the products or services provided by the Company or any of its Affiliated Companies, or

(C)       employing or soliciting for employment any employees of the Company or any of its Affiliated Companies for the purpose of causing them to terminate employment with the Company or any of its Affiliated Companies or competing with the Company or any of its Affiliated Companies.

(ii)        For purposes of this Agreement, “customers” or “clients” of the Company or any of its Affiliated Companies means individuals or entities to whom the Company or any of its Affiliated Companies has provided banking, lending, investment, insurance or other similar financial services at any time after the Effective Date, but only within the one (1) year period just prior to the date the Executive’s employment with the Company ceases.

(c)        Remedies. The Executive acknowledges that the restrictions set forth in this Section are just, reasonable, and necessary to protect the legitimate business interests of the Company and its Affiliated Companies. The Executive further acknowledges that if he breaches or threatens to breach any provision of this Section, the Company’s and its Affiliated Companies’ remedies at law will be inadequate, and the Company and its Affiliated Companies will be irreparably harmed. Accordingly, the Company shall be entitled to an injunction, both preliminary and permanent, restraining the Executive from such breach or threatened breach, such injunctive relief not to preclude the Company from pursuing all available legal and equitable remedies. In addition to all other available remedies, if a court of competent jurisdiction finally determines that the Executive has violated the provisions of this Section, the Executive shall pay all costs and fees, including reasonable legal fees, incurred by the Company in enforcing the provisions of that paragraph. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under this Section, the Company shall reimburse the Executive for all costs and fees, including reasonable legal fees, incurred to defend that claim.

6.         Employment After a Change in Control. If a Change in Control (as hereinafter defined) of the Company occurs during the Term of this Agreement and the Executive is employed by the Company on the date the Change in Control occurs (the “Change in Control Date”), the then-current Term will be automatically extended to the third anniversary of the Change in Control Date and shall be renewed for successive one year periods following the then current period unless either party notifies the other in writing at least ninety (90) days prior to the end of the then-current period that the Agreement shall not be extended beyond its then current period (the “Change in Control Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions. In the event of a Change in Control of the Company, Sections 6 through 8 shall become effective and govern the terms and conditions of the Executive’s employment in addition to the other provisions in this Agreement except that this and the following provisions shall supersede and control any contrary or inconsistent term or provision in the remainder of this Agreement.

7.	Terms of Employment After a Change in Control.

(a)        Position and Duties. During the Change in Control Period, (i) the Executive’s position, title, authority, duties and responsibilities will at all times be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the one hundred twenty (120) day period immediately preceding the Change in Control Date, excluding any change or elimination of service in any position or office with an Affiliated Company, and (ii) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date, unless the Executive provides express written consent to such relocation.

(b)        Continuity of Compensation and Benefits. During the Change in Control Period, the Executive will continue to receive the Base Salary and shall continue to be entitled to receive and participate in all other compensation and benefits provided in Section 3; provided, however, that to the extent compensation or benefits are, at any time after the Change in Control Date, generally applicable to other senior executives of the Company and its Affiliated Companies, the terms and conditions of any of which are more favorable to the Executive than those provided by Section 3, the Executive shall be entitled to receive and participate in such more favorable compensation and benefits, as the case may be.

(c)        Minimum Stock-Based Award. For each Company Fiscal Year, after a Change in Control (prorated for partial Company Fiscal Years), the Executive will be provided with an annual Stock-Based Award with a value equal to at least 30% of his then-current Base Salary (“Change in Control Stock Based Award”).

8.	Termination of Employment and Obligations of the Company After a Change in Control.

(a)        Termination Without Cause or for Good Reason. The Executive will be entitled to the following benefits if, on or after a Change in Control, the Company or any Affiliated Company terminates his employment Without Cause or the Executive terminates his employment with the Company or any Affiliated Company for Good Reason:

(i)         Accrued Obligations. The Accrued Obligations will be paid to the Executive in a lump sum cash payment (or in the case of Stock-Based or Change in Control Stock-Based Awards, in the form of the Award) within thirty (30) days after the Date of Termination; provided, however, that if payment of any such amounts at such time would result in a prohibited acceleration under Section 409A of the Code, then such amount shall be paid at the time the amount would otherwise have been paid under the applicable plan, policy, program or arrangement relating to such amount absent such prohibited acceleration.

(ii)        Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.99 times the Executive’s average annual compensation includable in the Executive’s annual gross income for federal income tax purposes for the five (5) most recent taxable years ending before the date on which the Change in Control occurs. If the Change in Control is considered a change in ownership or effective control of the Company or is considered a sale of substantially all of the assets of the Company under Section 409A of the Code and the Executive’s Date of Termination is within two (2) years of such Change in Control, then the Salary Continuance Benefit will be paid to the Executive in a lump sum cash payment not later than the 45th day following the Date of Termination. Otherwise, the Salary Continuation Benefit will be paid in equal monthly installments over a twenty-four (24) month period.

(iii)       Executive Continuance Benefit. The Executive will receive the Executive Continuance Benefit on a monthly basis for thirty-six (36) months following the Date of Termination.

(iv)       Additional Retirement Benefit. In addition to any retirement benefits to which the Executive is entitled under the Retirement Plan in which the Executive participates on the Date of Termination, the Executive shall be paid in one sum in cash within thirty (30) days after the Date of Termination an amount, as an additional retirement benefit, equal to the actuarial equivalent of the additional amount that the Executive would have earned under such Retirement Plan had he accumulated four (4) additional years of continuance service under such Retirement Plan both for purposes of determining eligibility for a benefit and for purposes of calculating the amount of such benefit. For purposes of this paragraph, “actuarial equivalent” shall be determined using the same methods and assumptions utilized under the Retirement Plan, or any successor plan, immediately prior to the Change in Control of the Company.

(b)        Inapplicability of Non-competition Covenant on Termination Without Cause or for Good Reason. The Executive will not be required to comply with the non-competition covenant in Section 5(b) if his employment is terminated during the Change in Control Period Without Cause or by him for Good Reason.

9.         Possible Reduction in Payment and Benefits to Comply with Parachute Payment Limits and/or Regulatory Requirements.

(a)        If any amount of pay or benefits provided to or with respect to the Executive under this Agreement and/or under other Company or affiliate plans, programs, policies, and arrangements would cause the Executive to be subject to excise tax under Sections 280G and 4999 of the Code, then the amount of pay and benefits provided under this Agreement and all other plans, programs, policies and arrangements shall be reduced to the extent necessary to avoid imposition of any such excise tax. Payments and benefits under this Agreement shall be reduced first. Payments and benefits shall be reduced in the following order of priority (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining payments.

(b)        Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Company (or any of its successors) shall not be required to make any payment, provide any benefit or take any action under this Agreement in contravention of any applicable prohibition relating thereto if:

(i)         the Company or any Affiliated Company is declared any governmental agency or authority having jurisdiction over the Company or any Affiliated Company (“Regulatory Authority”), including without limitation the Federal Deposit Insurance Corporation, the Virginia Bureau of Financial Institutions, Office of the Comptroller of the Currency, the Federal Reserve Board, the Securities and Exchange Commission or any other regulatory agency), to be insolvent, in default or operating in an unsafe or unsound manner, or

(ii)        in the opinion of counsel to the Company or Affiliated Company making such payment, providing such benefit or taking such action (A) would be prohibited by or would violate any provision of state or federal law applicable to the Company or Affiliated Company, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (B) would be prohibited by or would violate any applicable rules, regulations, orders or formal statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (C) otherwise is prohibited by any Regulatory Authority.

10.       Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence after the Effective Date of any of the following:

(a)        the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change in Control:

(i)         acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(ii)	any acquisition by the Company;

(iii)       any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(iv)       any acquisition pursuant to a reorganization, merger or consolidation by any corporation owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the corporation resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Incumbent Board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(b)        where individuals who, as of the inception of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board of directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the board of directors; or

(c)	the shareholders of the Company approve, or the Company otherwise consummates:

(i)         a merger, statutory share exchange, or consolidation of the Company with any other corporation, except as provided in subparagraph (a)(iv) of this Section, or

(ii)	the sale or other disposition of all or substantially all of the assets of the Company.

11.       Legal Fees and Costs. Except as otherwise provided herein, the Company will pay or reimburse the Executive for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees and expert witness fees and expenses, incurred by the Executive (i) in contesting or disputing any termination of the Executive’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Executive’s claim is substantially upheld by a court of competent jurisdiction.

12.       Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Company or any of its Affiliated Companies (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Documents (and any copies) shall be returned to the Company upon the Executive’s termination of employment for any reason or at such earlier time or times as the Board or its designee may specify.

13.       409A Compliance. The Executive and the Company intend for all payments under this Agreement either to be outside the scope of Section 409Aor to comply with its requirements as to timing of payments or provision of benefits. Accordingly, to the extent Section 409A is applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A. To the extent required by Section 409A, payments or benefits under this Agreement that are to be paid upon the Executive’s termination of employment or retirement shall be paid to the Executive at the time that the Executive has experienced a “separation from service” (as defined in Section 409A) from the Company (which for purposes of this Section shall include all “affiliates” of the Company that are required to be treated as the Company under Section 409A). A separation from service shall not occur under Section 409A unless the Executive has completely severed his employment or contractor relationship with the Company or the Executive has permanently decreased his services (via his employment relationship or his consulting relationship) to 20% or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if the Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Section 409A. If the Executive provides services to the Company or any affiliate that is required to be treated as the Company under Section 409A as both an employee and as a member of the Board of Directors of the Company or such affiliate, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by the Executive as a member of the Board of Directors shall not be taken into account in determining whether the Executive has experienced a separation from service as an employee, and the services provided by the Executive as an employee shall not be taken into account in determining whether the Executive has experienced a separation from service as a member of the Board of Directors. The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Company shall have the authority to delay the commencement of payments to Executive if Executive is considered a “specified employee” under Section 409A, but only to the extent such delay is mandated by the provisions of Section 409A. Any payment or benefit that is delayed pursuant to this Section shall be paid to the Executive at the earliest date permitted under Section 409A; provided, however, if the Executive wishes to receive any benefit before the time permitted under Section 409A, then to the extent necessary to comply with Section 409A, the Executive shall pay the full cost of such benefit and the Company shall reimburse the Executive for all such costs at the earliest date permitted under Section 409A. If under provision of this Agreement the Executive becomes entitled to be paid any amount in installments (other than CAP payments) then each installment payment during the relevant continuation period shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently the Executive’s entitlement to such payments shall not be considered an entitlement to a single payment of the aggregate amount to be paid during the relevant continuation period). The Company shall not be liable for any taxes should the Executive be assessed any additional income tax, excise tax, penalty or interest as a result of any payment or provision of benefits, or failure to pay or to provide of benefits, in violation of Section 409A.

14.       Section 409A Reimbursements. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

15.       Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

16.       Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

17.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

18.       Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent by giving notice thereof in writing to the other party at least three (3) days before the effective date of such change in address.

19.       Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

20.       Binding Effect. This Agreement shall be binding upon the Executive, as well as the Company, its successors and assigns, effective on the date first above written subject to the approval by the Board no later than December 31, 2008. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; and the Executive agrees that any such successor to the Company shall be considered to be the Company for all purposes of this Agreement.

21.       No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

22.       Entire Agreement. This Agreement, including such documents that are incorporated and referenced herein, constitutes the complete, final and entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. No promises, representations or warranties have been made by any party to or for the benefit of the other with respect to such matters which are not expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

National Bankshares, Inc.

By:	/s/ J. M. SHULER
Chairman of the Compensation Committee
Address: c/o National Bankshares, Inc. P.O. Box 90002 Blacksburg, VA 24062-9002

/s/ JAMES G. RAKES
James G. Rakes
Address: 3335 McEver Road Blacksburg, VA 24060

1780504v3